Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS Employment Agreement (the “Agreement”), dated as of March 18, 2021, by and between Hyzon Motors Inc. (the “Company”), with its principal offices at 475 Quaker Meeting House Road, Honeoye Falls, NY 14472, and Adam Kroll (“Executive”).

Recitals

WHEREAS, the Company is engaged in the development and production of hydrogen fuel cell technology and products for large commercial vehicles;

WHEREAS, Executive represents that he is a finance professional possessing the skills and experience the Company requires to serve initially as the Company’s Chief Administrative Officer (“CAO”) and eventually as the Company’s Chief Financial Officer (“CFO”) as set forth herein; and

WHEREAS, the Company desires to hire Executive and Executive desires to accept the Company’s offer of employment pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2. At-Will Employment. Executive’s employment hereunder by the Company will commence on Effective Date or such other date as agreed by the parties. Executive’s employment shall at all times be “at will” notwithstanding any provision in this Agreement.

3. Position and Duties. Commencing on the Effective Date, Executive will serve as Chief Administrative Officer and will report to the Company’s Chief Executive Officer (“CEO”) and Chairman. Executive will have those powers and duties normally associated with the position of CAO and such other powers and duties as may be prescribed by or at the direction of the CEO and the Chairman. [Upon the closing of the Merger, as defined in that certain Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”), dated as of February 8, 2021, by and among Decarbonization Plus Acquisition Corporation, DCRB Merger Sub Inc. and the Company], Executive will assume the role of and serve as Chief Financial Officer. As the Company’s CFO, Executive will continue to report to the Company’s CEO and Chairman and will have those powers and duties normally associated with the position of CAO and such other powers and duties as may be prescribed by or at the direction of the CEO and the Chairman. Executive will devote substantially all of Executive’s working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company. Without the consent of the CEO and Chairman, such consent not to be unreasonably withheld, Executive will not serve on the board of directors, trustees, or any similar governing body of any for-profit entity. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 10 of this Agreement, to (i) manage Executive’s (and his immediate family’s) personal, financial and legal affairs, and (ii) serve, with the prior approval of the Board, on civic or charitable boards or committees

(it being expressly understood and agreed that Executive’s continuing to serve on the civic or charitable boards or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date (each of which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement), will be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement.

4. Place of Performance. The main place of employment of Executive will be at the Company’s offices in the greater Chicago area, including the Company’s intended offices planned to be located including Bolingbrook, Illinois. Notwithstanding any provision in this Agreement to the contrary, Company may establish Executive’s main office at such other location in the greater Chicago area and surrounding suburbs.

5. Compensation and Related Matters.

(a) Base Salary. During Executive’s employment, the Company will pay Executive a base salary at the rate of $425,000.00 (FOUR HUNDRED TWENTY-FIVE THOUSAND DOLLARS) per annum (“Base Salary”), less applicable federal, state and local income and employment taxes, as well as other deductions pertaining to benefits as may be elected by Executive, to be paid in approximately equal installments in accordance with the Company’s customary payroll practices. The level of Executive’s Base Salary will be subject to review as part of the Company’s ordinary course annual review process.

(b) Annual Bonus. During Executive’s employment, Executive will be eligible to receive an annual cash bonus with an annual target of 50% (FIFTY PERCENT) of Base Salary (“Target Bonus”) based on both personal and Company performance against agreed goals and key performance indicators. The actual amount of any such annual bonus payment will be determined in the sole discretion of the CEO in consultant with the Board (“Actual Bonus”), and no guarantee is made that a Actual Bonus will be paid or payable. The level of Executive’s Target Bonus will be subject to review as part of the Company’s ordinary course annual review process as may, from time to time, be amended.

(c) Long-Term Incentive Award. During Executive’s employment, Executive will be eligible to be granted when and at such time as the Company’s board approves or ratifies such grant, 240,000 (TWO HUNDRED FORTY THOUSAND) “Restricted Stock Units” as defined in and pursuant to the Company’s 2020 Stock Incentive Plan or any successor plan, and in the form and subject to the terms and conditions to be determined by the Board or an independent committee thereof in its sole and absolute discretion. Such Restricted Stock Units will be subject to Executive’s continuing employment with the Company or any of its affiliates, and any other terms and conditions as set forth in the applicable Restricted Stock Unit grant. Executive acknowledges receiving a copy of Company’s 2020 Stock Incentive Plan.

(d) Benefits. During Executive’s employment, Executive will be entitled to participate in employee health/welfare and retirement benefit plans and other programs of the Company and its subsidiaries as are made available to the Company’s senior-level executives or to its employees generally, as such plans or programs may be in effect from time to time.

(e) Expense Reimbursement. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the policies and procedures of the Company and its subsidiaries now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

6. Reasons for Termination of Employment. Executive’s employment hereunder may terminate under the following circumstances:

(a) Death. Executive’s employment hereunder will terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive will have been substantially unable to perform his duties under this Agreement for a continuous period of 180 days, the Company may terminate Executive’s employment as a result of “Disability.”

(c) Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon Executive’s:

(i) conviction of or plea of no contest to any felony or any crime involving fraud, embezzlement, or moral turpitude;

(ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company;

(iii) intentional, material violation of any contract or agreement between the Executive and the Company, of any statutory duty owed to the Company or of any code of ethics or material policies of the Company (including, without limitation, policies relating to sexual harassment or other prohibited discrimination);

(iv) unauthorized use or disclosure of the Company’s confidential information or trade secrets in violation of Company policy and procedure;

(v) refusal or willful omission, other than due to Disability, to perform any duties required of Executive, which continues after a period of thirty (30) days following the Executive’s receipt of notice from the Company that it deems such conduct Cause for termination of employment; or

(vi) gross misconduct.

For purposes of this Section 6(c), no act, or failure to act, by Executive will be considered “willful” if taken or omitted in the good faith belief that the act or omission was in, or not opposed to, the best interests of the Company.

(d) Good Reason. Executive may terminate his employment for “Good Reason” within 90 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within 30 days after written notice thereof has been given by Executive to the Company setting forth in reasonable detail the facts and circumstances of the event; provided that such notice must be given to the Company within 30 days of Executive becoming aware of such condition:

(i) a material diminution by the Company in Executive’s Base Salary or Target Bonus;

(ii) a material diminution in Executive’s authority, duties or responsibilities;

(iii) a relocation of Executive’s location of employment by more than 50 miles; or

(iv) the Company’s material breach of any provision of this Agreement.

Executive’s continued employment during the 90-day period referred to above in this Section 6(d) will not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, the Company placing Executive on a paid leave for up to 90 days, pending the determination of whether there is a basis to terminate Executive for Cause, will not constitute a “Good Reason” event; provided, that, if Executive is subsequently terminated for Cause, then Executive will repay any amounts paid by the Company to Executive during such paid leave period.

(e) Without Cause. The Company may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination (as defined in Section 7(a)). This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”

(f) Without Good Reason. Executive may terminate Executive’s employment hereunder without Good Reason by providing the Company with a Notice of Termination.

7. Termination of Employment Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or, by Executive (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 with at least 60 days’ advance written notice. For purposes of this Agreement, a “Notice of Termination” means a notice which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Section 6(b), (c) or (d). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of Executive or the Company, respectively, under this Agreement or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(b) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated pursuant to Section 6(b) (Disability), the date set forth in the Notice of Termination; and (iii) if Executive’s employment is terminated for any other reason, the date set forth in the Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company will have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to Executive’s intended Date of Termination as the Company deems appropriate, which acceleration will in no event be deemed a termination by the Company without Cause or constitute Good Reason. Furthermore, such acceleration by the Company shall not reduce or eliminate the payments or benefits Executive is entitled to receive under this Agreement.

Removal from any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason, he will be deemed to resign (i) from the board of directors of any subsidiary of the Company and/or any other board to which he has been appointed or nominated by or on behalf of the Company (including the Board), and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer and director of the Company and any of its subsidiaries.

8. Compensation upon Termination of Employment. This Section 8 provides the payments and benefits to be paid or provided to Executive as a result of his termination of employment. Except as provided in this Section 8, Executive will not be entitled to any payments or benefits from the Company or its subsidiaries, as applicable, as a result of the termination of his employment, regardless of the reason for such termination.

(a) Termination for Any Reason. Following the termination of Executive’s employment, regardless of the reason for such termination and including, without limitation, a termination of his employment by the Company for Cause or by Executive without Good Reason, the Company will:

(i) pay Executive (or his estate in the event of his death) as soon as practicable following the Date of Termination (A) any earned but unpaid Base Salary and (B) any accrued and unused vacation pay through the Date of Termination;

(ii) reimburse Executive as soon as practicable following the Date of Termination for any amounts due to Executive pursuant to Section 5 (e) (unless such termination occurred as a result of misappropriation of funds); and

(iii) provide Executive with any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company or its subsidiaries, as applicable.

(b) Termination by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to the payments and benefits provided in Section 8(a) hereof. In addition, and solely in the case of a termination by Company without Cause or by Executive for Good Reason that occurs after six months following Executive’s first day of employment, and further subject to Section 8(d) and subject to Executive’s continued compliance with Section 10 as if Executive remained employed during the period Executive is eligible to receive any severance benefits, Executive will be entitled to receive the following severance benefits: (i) a lump sum amount equal to the Severance Amount, (ii) the Pro Rata Bonus paid at the time bonuses are paid to similarly situated employees of the Company, (iii) the Medical Benefits and (iv) the Equity Vesting Benefits.

(i) The “Severance Amount” will be equal to:

(A) if such termination is within two years following a Change in Control of the Company (a “Qualifying CIC Termination”), 12 (twelve) months’ Base Salary then in effect; or

(B) if such termination is not a Qualifying CIC Termination, 12 (twelve) months’ Base Salary then in effect.

(ii) The “Pro Rata Bonus” will be equal to: (A) if such termination is a Qualifying CIC Termination, a prorated Annual Bonus for the year of termination based on the period of time elapsed from the start of the applicable performance period through the Date of Termination, calculated based on the greater of actual and target performance or (B) if such termination is not a Qualifying CIC Termination, a prorated Annual Bonus for the year of termination based on the period of time elapsed from the start of the applicable performance period through the Date of Termination, calculated based on actual performance and payable at the end of the performance period. For the avoidance of doubt, actual performance referred to herein shall be calculated on a basis comparable to the Company’s other Named Executive Officers for the same period.

(iii) The “Medical Benefits” require the Company to provide Executive medical insurance coverage substantially identical to (including the applicable cost of coverage) that provided to other senior executives of the Company (which may be provided pursuant to the Consolidated Omnibus Budget Reconciliation Act) for: (A) if such termination is a Qualifying CIC Termination, twelve (12) months following the Date of Termination or (B) if such termination is not a Qualifying CIC Termination, twelve (12) months following the Date of Termination. If this Agreement to provide benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws without impairing the economic benefit to Executive.

(iv) The “Equity Vesting Benefits” mean whether in the case of either a Qualifying or non-Qualifying CIC Termination such additional vesting as the Company’s 2020 Stock Incentive Plan Committee may determine pursuant to the 2020 Equity Incentive Plan, provided that such determination for Executive shall be made in a manner substantially similar to Company’s other executive officers.

(v) “Change in Control” will have the following meaning contained in the 2020 Equity Incentive Plan or such other successor plan as may adopted by the Company following closing of the Merger (as defined in the Business Combination Agreement), which is hereby incorporated by reference, except that for purposes of this Agreement, the term “Change in Control” shall not include the closing of the Merger (as defined in the Business Combination Agreement.

(c) Death or Disability. In the event Executive’s employment terminates as a result of Executive’s death or Disability, Executive would be entitled to (i) the payments and benefits provided in Section 8(a) hereof and, subject to Section 8(d), (ii) a prorated portion of Executive’s annual Target Bonus based on the period of time elapsed from the start of the applicable performance period through the Date of Termination, and (iii) vesting of all outstanding unvested equity-based awards on the Date of Termination (if applicable, any performance share unit performance requirements will vest based on actual performance at the end of the performance period), in each case, to be paid in a cash lump sum payment as soon as practicable following the Date of Termination.

(d) Condition to Payment. As a condition to the payments set forth in Section 8, Executive must execute (and not revoke) a separation and general release agreement in favor of the Company and its subsidiaries (the “Release”) in substantially the form typically used by the Company in connection with severance pay modified to reflect the terms of this Agreement. Subject to Section 17 hereof, any lump sum payments provided pursuant to this Section 8 will be paid to Executive within 30 days after such Release becomes effective;

provided, however, that if Executive’s Date of Termination occurs on or after November 1 of a given calendar year, such payment will, subject to Section 17 hereof, be paid in January of the immediately following calendar year.

9. Section 280G. In the event that any payments or benefits otherwise payable to Executive (1) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of the vesting acceleration of equity awards (if any); and (3) reduction of other benefits paid or provided to Executive. In the event that the acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro rata basis.

10. Confidential Information, Ownership of Documents; Non-Competition; Non-Solicitation.

(a) Confidential Information. Executive acknowledges that Executive’s employment by the Company will, throughout Executive’s employment, bring Executive into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, organizational plans, pricing policies, operational methods, technical processes, trade secrets, plans for future development, strategic plans of the most valuable nature and other business affairs and methods and other information not readily available to the public. Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character.

During Executive’s employment with the Company and thereafter, Executive agrees to keep secret all confidential matters of the Company and shall not disclose such matters to anyone outside of the Company, or to anyone inside the Company who does not have a need to know or use such information, and shall not use such information for personal benefit or the benefit of a third party except with the prior written consent of the Company; provided, that (i) Executive shall have no such obligation to the extent such matters are or become publicly known other than as a result of Executive’s breach of Executive’s obligations hereunder and (ii) Executive may, after giving prior notice to the Company, to the extent permissible under law or regulation as reasonably perceived by Executive or advised by Executive’s counsel, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process. For the avoidance of doubt, such confidential matters include any oral or written information relating to the Company or any of its officers, directors, employees, agents and joint venture partners. In addition, Executive agrees that the terms of this Agreement shall be deemed confidential and shall not be discussed or disclosed by Executive with any person other than Executive’s spouse (if applicable), attorney, or accountant; provided, that such discussions or disclosures shall be conditioned upon the agreement of the person to whom the terms are disclosed to maintain the confidentiality of such terms, or as provided in clauses (i) or (ii) above. This confidentiality covenant is not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights under any applicable law and receiving compensation therefore if provided by applicable law or rule for information provided to a governmental entity.

Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

Moreover, Executive acknowledges and agrees for the one-year period following the date on which Executive is no longer employed by, or providing services to, the Company that he shall not at any time, directly or indirectly, knowingly take any action, or encourage others to take any action, to denigrate, criticize or disparage the Company or any of its respective current officers, directors, employees, joint venture partners, products, services or customers to any third party (whether through non-public communication with any person, social media or in any public communication to the media). Notwithstanding the foregoing, as it relates to customers and joint venture partners, this paragraph is limited to such acts that are expressly tied to, in context of, or in reference to Executive’s role with the Company. Nothing contained in this Section 10(a) shall preclude Executive from enforcing his rights under this Agreement or truthfully testifying in response to legal process or a governmental inquiry, or providing confidential performance reviews in the ordinary course of his services hereunder.

(b) Non-Competition. While Executive is employed by, or providing services to, the Company, and for the one-year period following the date on which Executive is no longer employed by, or providing services to, the Company, Executive will not, directly or indirectly, without the prior written consent of the Company:

(i) render any services to, or manage, operate, control, associate with or act in any capacity (whether as a principal, partner, director, officer, member, agent, employee, consultant, owner, independent contractor or otherwise and whether or not for compensation) for, any person or entity that is a Competitive Entity, or

(ii) acquire, on a prospective basis, a 5% or greater equity, voting or profit participation interest in any Competitive Entity (except as provided in the following sentence), including, without limitation, as an owner, holder or beneficiary of any stock, stock options (whether or not exercisable) or other equity interest.

Nothing herein shall prohibit Executive from acquiring solely as an investment and through market purchases (i) securities of any Competitive Entity that are registered under Section 12(b) or 12(g) of the Exchange Act and that are publicly traded, so long as Executive or any entity under Executive’s control are not part of any control group of such Competitive Entity and such securities, including converted or convertible securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (ii) securities of any Competitive Entity that are not registered under Section 12(b) or 12(g) of the Exchange Act and are not publicly traded, so long as Executive or any entity under Executive’s control is not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity; provided, that in each case Executive has no active participation in the business of such entity except as otherwise provided in this Agreement.

“Competitive Entity” means a business (whether conducted through an entity or by individuals including employees in self-employment) that is engaged in any business that competes, directly or indirectly through any parent, subsidiary, affiliate, joint venture, or partnership, with (x) any of the business activities carried on by the Company in any geographic location where the Company conducts business (including, without limitation, a Competitive Activity as defined below), (y) any business activities being planned by the Company or in the process of development at the time of Executive’s termination of employment (as evidenced by written proposals, market research, RFPs and similar materials) or (z) any business activity that the Company has covenanted, in writing, not to compete with in connection with the disposition of such a business.

“Competitive Activity” means business activities within the lines of business of the Company, including, without limitation, the design, development and manufacturing of hydrogen-powered commercial vehicles and fuel cell systems, the development and provision of hydrogen mobility solutions, including hydrogen supply and fuel cell lifecycle management and vehicle leasing, the development of hydrogen fuel cell technology and other renewable energy sources pertaining to hydrogen-powered vehicles fuel cells, the manufacturing and sale of hydrogen-powered commercial vehicles, and commercial vehicles powered by other forms of renewable energy including, but not limited to, electric vehicles.

(c) Non-Solicitation. While Executive is employed by, or providing services to, the Company, and for the one year period following the date on which Executive is no longer employed by, or providing services to, the Company, Executive will not, directly or indirectly, without the prior written consent of the Company, (i) solicit or employ, and shall not cause any entity of which Executive is an affiliate to employ, any person who is a full-time employee of the Company, (ii) solicit any Client to transact business with a Competitive Entity that would directly cause such Client to reduce or refrain from doing any business with the Company, (iii) transact business with any Client that would cause Executive to be a Competitive Entity, or (iv) interfere with or damage any relationship between the Company and a Client.

For purposes of this Agreement, a “Client” means any client or prospective client or customer of the Company to which Company provided products or services, or for which Company transacted business, or whose identity became known to Executive in connection with his relationship with or employment by the Company, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to reduce or refrain from taking any action that would benefit the Company.

(d) Work Product. Executive acknowledges that during Executive’s employment, Executive may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work

Product”), and that various business opportunities shall be presented to Executive by reason of Executive’s employment by the Company. Executive acknowledges that all of the foregoing shall be owned by and belong exclusively to the Company and that Executive shall have no personal interest therein; provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the facilities or materials of the Company, or, in the case of business opportunities, are presented to Executive for the possible interest or participation of the Company. Executive shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company or its subsidiaries or affiliates, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of Executive’s inventorship or creation in any appropriate case. Executive agrees that Executive will not assert any rights to any Work Product or business opportunity as having been made or acquired by Executive prior to the date of this Agreement except for Work Product or business opportunities, if any, that are either (a) disclosed to and acknowledged by the Company in writing prior to the date hereof or (b) can be proven by Executive to have existed in substantial form prior to the date hereof.

(e) Covenants to Others. Executive has indicated to the Company that there are no agreements that would impact Executive’s ability to be employed by the Company in this position, or in any way would prevent Executive from performing the functions of this position. Executive hereby agrees that Executive will not use, bring onto the Company’s premises, or copy or store electronically onto Company’s computers, servers or networks servers or networks onto any works, files, documents, trade secrets, confidential information or proprietary information obtained from third parties, including any former employer or any other entity or person. Further, Executive will not use any unpublished documents or any other property belonging to any former employer or any other party to whom Executive has an obligation of confidentiality. To the extent the Company discovers that any of such materials have been brought with Executive or are being used by Executive in connection with performing Executive’s job duties, Executive may be subject to disciplinary action, including termination.

(f) Validity. The terms and provisions of this Section 10 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will thereby be affected. The parties acknowledge that the potential restrictions on Executive’s future employment imposed by this Section 10 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction will find any provisions of this Section 10 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.

(g) Injunctive Relief. In the event of a breach or threatened breach of Section 10, Executive agrees that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

(h) Cease Payments. In the event of a breach of this Section 10 by Executive, the Company’s obligation to make or provide payments or benefits under Section 8 will cease.

(i) Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 10.

11. Indemnification.

(a) The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company or any subsidiary or either thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive will be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including the advancement of applicable, reasonable legal fees and expenses), as the same exists or may hereafter be amended, against all expenses incurred or suffered by Executive in connection therewith, and such indemnification will continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and will inure to the benefit of his heirs, executors and administrators.

(b) Executive will be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy on the same terms as are made available to similarly situated executives of the Company.

12. Successors; Binding Agreement.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that (i) the Company may assign this Agreement to any parent or subsidiary of the Company and cause such entity to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place and (ii) the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Executive dies following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein will be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when personally delivered, sent by email or other electronic transmission (including portable document format (.pdf) and with confirmation of transmission) or sent by reputable overnight courier service (charges prepaid) as follows:

If to Executive:

Address on file with the Company

If to the Company:

Hyzon Motors Inc.

475 Quaker Meeting House Road

Honeoye Falls, NY 14472

Telephone (585) 484-9337

Attention: Chief Executive Officer

14. Dispute Resolution; Management Arbitration Agreement.

(a) The parties will use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement will not apply to any claim or dispute under or relating to Section 10 of this Agreement. If, despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim will be resolved by arbitration in Chicago, Illinois, in accordance with the rules then applicable of the American Arbitration Association (provided that the Company will pay the filing fee and all hearing fees, arbitrator expenses and compensation fees, and administrative and other fees associated with any such arbitration), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

15. Miscellaneous.

(a) Amendments. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(b) Full Settlement. Except as set forth in Section 10(h) of this Agreement, the Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not (absent fraud or willful misconduct or a termination for Cause) be affected by any set-offs, counterclaims, recoupment, defense, or other claim, right or action that the Company may have against Executive or others. After Executive’s termination of employment, in no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts will not be reduced whether or not Executive obtains other employment.

(c) Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Illinois without regard to its conflict of law principles.

(d) Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any controversy or claim between Executive and the Company arising out of or relating to or concerning this Agreement.

16. Entire Agreement/Effectiveness. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the Existing Employment Agreement, is hereby terminated and cancelled, except with respect to any equity agreements or any compensatory plan or program in which Executive is a participant on the Effective Date.

17. Section 409A Compliance.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Code (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c) Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

(d) Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the Date of Termination. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of Section 8 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

18. Representations. Executive represents and warrants to the Company that he is under no contractual or other binding legal restriction which would prohibit Executive from entering into and performing under this Agreement or that would limit the performance of Executive’s duties under this Agreement.

19. Withholding Taxes. The Company will withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

HYZON MOTORS INC.		EXECUTIVE

By:	/s/ Craig Knight	/s/ Adam Kroll
	Craig Knight	Adam Kroll
Chief Executive Officer